SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2005

724 Solutions Inc.
(Exact name of registrant as specified in charter)

Canada	000-31146	Inapplicable

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 State Street, Suite 200 Santa Barbara, CA 93101

(Address of principal executive offices)

(805) 884-8308

(Registrant’s telephone no., including area code)

          Item 1.02. Termination of a Material Definitive Agreement.

          On September 30, 2005, 724 Solutions Inc. (the “Company”) received notice from Hewlett-Packard Company (“Hewlett-Packard”) that Hewlett-Packard will terminate the subcontract agreement titled Subcontract Between Hewlett-Packard Company and 724 Solutions Corp. for the Next Generation Gateway Project Agreement (the “Agreement”) dated January 17, 2002.  The termination will become effective on October 31, 2005.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

          In January 2002, the Company entered into the Agreement with Hewlett-Packard in connection with a wireless gateway project at Sprint PCS, Hewlett-Packard’s customer. Under the Agreement, the Company licensed its X-treme Mobility Gateway product to Hewlett-Packard for re-licensing the software to Sprint PCS. The Company also agreed, as subcontractor for Hewlett-Packard, to develop custom software for Sprint PCS and to perform related services in connection with the software. These services include the integration of the software at Sprint PCS and consultancy, training and maintenance and support services in connection with the software.  The Company receives fees under the Agreement through license fees, professional services fees and maintenance and support fees. For a more detailed description of the Agreement, please see the Company’s Form 10-K for the year ended December 31, 2004, filed on March 18, 2005.

          In its notice to the Company, Hewlett-Packard indicated that it was terminating the Agreement because the Master Agreement between Hewlett-Packard and Sprint PCS is being terminated. As previously announced, the Company believes that the replacement of its access gateway solution at Sprint PCS could reduce its revenue from Hewlett-Packard by as much as $0.5 million per month.

          Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by 724 Solutions Inc. on September 30, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

724 SOLUTIONS INC.

	By:	/s/ Eric Lowy

	Name:	Eric Lowy
	Title:	General Counsel and Corporate Secretary
Date: October 4, 2005

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